Exhibit 99.1

Contact:	Joe Schierhorn, President, CEO, and COO
(907) 261-3308
Jed Ballard, Chief Financial Officer
(907) 261-3539

NEWS RELEASE

Northrim BanCorp Earns $8.1 Million, or $1.31 Per Diluted Share, in Fourth Quarter 2021, and $37.5 Million, or $6.00 Per Diluted Share, for the Year 2021

ANCHORAGE, Alaska - January 28, 2022 - Northrim BanCorp, Inc. (NASDAQ:NRIM) (“Northrim” or the "Company") today reported net income of $8.11 million, or $1.31 per diluted share, in the fourth quarter of 2021, compared to $8.88 million, or $1.42 per diluted share, in the third quarter of 2021, and $10.10 million, or $1.59 per diluted share, in the fourth quarter a year ago. Fourth quarter 2021 profitability was fueled by core loan growth, fee and interest income from the Small Business Administration's ("SBA") Paycheck Protection Program ("PPP") loans, and an increase in the net interest margin as compared to the preceding quarter.

Also benefiting fourth quarter 2021 results was a $1.08 million benefit to the provision for credit losses, reflecting the strengthening economic outlook in Alaska and improving credit quality. This compares to a $1.11 million benefit to the provision for credit losses in the preceding quarter and a $599,000 benefit to the provision for credit losses in the fourth quarter of 2020. The benefit to the provision for credit losses for the current quarter was recorded under ASU 2016-13, which is also commonly referred to as the Current Expected Credit Loss (“CECL”) methodology that Northrim implemented on January 1, 2021, and includes a benefit to the provision for credit losses on loans and unfunded commitments.

Net income for the full year 2021 increased 14% to $37.52 million, or $6.00 per diluted share, compared to $32.89 million, or $5.11 per diluted share, for the full year 2020. The benefit to the provision for credit losses totaled $4.10 million in 2021, compared to a $2.43 million provision for credit losses in 2020. An increase in net interest income and continued core loan and deposit growth also contributed to the increase in net income during the year 2021 compared to the year 2020.

“Northrim’s results for the fourth quarter and the full year 2021 were a direct result of the dedication and effort of our employees, who continue to work to meet the needs of our community,” said Joe Schierhorn, President and Chief Executive Officer. “Improving economic factors along with the continued success of our outreach to new and existing customers generated increased net interest income and had a substantial impact on core loan and deposit growth.”

“One of the highlights of the year was our participation in the SBA’s PPP lending programs where we helped provide financing to Alaskans impacted by the pandemic. We helped more than 5,700 businesses and individuals, including more than 2,300 new customers, apply for and receive more than $610 million in PPP loans, making Northrim the largest originator of PPP loans in Alaska. Many of those new customers have expanded their relationships with Northrim – accounting for more than $63 million in new non-PPP loans and $119 million in new deposits in 2021.”

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Fourth Quarter and Full Year 2021 Highlights:

•For the year 2021, Community Banking revenue was $88.2 million, compared to $78.3 million for 2020.
•For the fourth quarter of 2021, Community Banking revenue was $23.5 million, compared to $21.3 million in the fourth quarter of 2020, and $22.5 in the third quarter of 2021.
•Net interest income in 2021 increased 14% to $80.8 million, compared to $70.7 million for the year 2020.
•Core net interest income in 2021 (excluding PPP interest and fees) increased 5% to $65.4 million, compared to $62.6 million for the year 2020.
•Net interest income in the fourth quarter of 2021 increased 13% to $21.7 million compared to $19.2 million in the fourth quarter of 2020 and increased 6% compared to $20.4 million in the third quarter of 2021.
•Yields on average portfolio loans in the fourth quarter of 2021 increased to 5.75%, from 5.19% in the third quarter of 2021 and 5.00% in the fourth quarter of 2020.
•Average cost of interest-bearing deposits declined to 0.16% in the fourth quarter of 2021, from 0.19% in the third quarter of 2021, and 0.40% in the fourth quarter of 2020.
•Net interest margin on a tax equivalent basis (“NIMTE”)* was 3.60% for the year, a 45-basis point contraction compared to 2020.
•NIMTE* was 3.54% in the fourth quarter of 2021, an increase of 7 bps increase compared to the preceding quarter, and a decrease of 42 bps decrease compared to the fourth quarter a year ago.
•Return on average assets ("ROAA") was 1.23% and return on average equity ("ROAE") was 13.14% for the fourth quarter of 2021, and ROAA of 1.54% and ROAE of 15.68% for the year ending December 31, 2021.
•Portfolio loans were $1.41 billion at December 31, 2021, down 3% from the preceding quarter and down 2% from a year ago, primarily as a result of PPP forgiveness.
•Portfolio loans excluding the impact from PPP, which we refer to as core loans, were $1.30 billion at December 31, 2021, up 4% from the preceding quarter and up 14% from a year ago.
•Total deposits were $2.42 billion at December 31, 2021, up 5% from $2.30 billion at September 30, 2021, and up 33% from $1.82 billion a year ago. Demand deposits increased 38% year-over-year to $887.8 million at December 31, 2021.

Financial Highlights	Three Months Ended
(Dollars in thousands, except per share data)	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020
Total assets	$2,724,719	$2,609,946	$2,453,567	$2,351,243	$2,121,798
Total portfolio loans	$1,413,886	$1,450,657	$1,487,968	$1,548,924	$1,444,050
Total portfolio loans (excluding PPP loans)	$1,295,657	$1,247,297	$1,187,032	$1,146,470	$1,139,463
Total deposits	$2,421,631	$2,296,541	$2,146,438	$2,051,317	$1,824,981
Total shareholders' equity	$237,817	$242,474	$237,218	$231,452	$221,575
Net income	$8,114	$8,877	$8,345	$12,181	$10,100
Diluted earnings per share	$1.31	$1.42	$1.33	$1.94	$1.59
Return on average assets	1.23%	1.40%	1.42%	2.25%	1.90%
Return on average shareholders' equity	13.14%	14.47%	14.26%	21.40%	18.22%
NIM	3.52%	3.45%	3.48%	3.90%	3.94%
NIMTE*	3.54%	3.47%	3.50%	3.92%	3.96%
Efficiency ratio	73.48%	68.07%	67.00%	60.24%	65.31%
Total shareholders' equity/total assets	8.73%	9.29%	9.67%	9.84%	10.44%
Tangible common equity/tangible assets*	8.19%	8.73%	9.07%	9.22%	9.76%
Book value per share	$39.54	$39.25	$38.22	$37.29	$35.45
Tangible book value per share*	$36.88	$36.66	$35.64	$34.71	$32.88
Dividends per share	$0.38	$0.38	$0.37	$0.37	$0.35

* References to NIMTE, tangible book value per share, tangible common equity and tangible assets (all of which exclude intangible assets) represent non-GAAP financial measures. Management has presented these non-GAAP measurements in this earnings release, because it

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believes these measures are useful to investors. See the end of this release for reconciliations of these non-GAAP financial measures to GAAP financial measures.

COVID-19 Update:

•Industry Exposure: Northrim has identified various industries that may be adversely impacted by the COVID-19 pandemic and the volatility in oil prices that has occurred over the last year and a half, although oil prices have rebounded recently. Though the industries affected may change through the progression of the pandemic, the following sectors for which Northrim has exposure, as a percent of the total loan portfolio, excluding SBA PPP loans as of December 31, 2021, are: Healthcare (9%), Tourism (7%), Oil and Gas (5%), Aviation (non-tourism) (5%), Accommodations (4%), Restaurants and Breweries (4%), Fishing (4%) and Retail (2%).

•Customer Accommodations: The Company has implemented assistance to help customers experiencing financial challenges as a result of COVID-19 in addition to participation in PPP lending. These accommodations include interest only and deferral options on loan payments, as well as the waiver of various fees related to loans, deposits and other services. The number of loans with modifications has decreased significantly since December 31, 2020 with approximately 97% of the outstanding principal loan balances subject to modifications at December 31, 2021 representing four relationships. The total outstanding principal balance of loan modifications due to the impacts of COVID-19 as of December 31, 2021, September 30, 2021 and December 31, 2020 were as follows:

Loan Modifications due to COVID-19 as of December 31, 2021
(Dollars in thousands)	Interest Only	Full Payment Deferral	Total
Portfolio loans	$49,219	$31	$49,250
Number of modifications	16	1	17

Loan Modifications due to COVID-19 as of September 30, 2021
(Dollars in thousands)	Interest Only	Full Payment Deferral	Total
Portfolio loans	$49,888	$7,533	$57,421
Number of modifications	21	3	24

Loan Modifications due to COVID-19 as of December 31, 2020
(Dollars in thousands)	Interest Only	Full Payment Deferral	Total
Portfolio loans	$43,379	$22,165	$65,544
Number of modifications	23	11	34

All 17 loan modifications totaling $49.3 million as of December 31, 2021, have entered into more than one modification.

•Provision for Credit Losses: Northrim booked a benefit for credit loss provisions of $1.08 million for the quarter ended December 31, 2021. This compares to a benefit for credit loss provisions of $1.11 million during the previous quarter and a $599,000 benefit for credit loss provisions in the fourth quarter a year ago. The provision for the current quarter was recorded using the CECL methodology and reflects expected lifetime credit losses on loans and off-balance sheet unfunded loan commitments. The decrease in the provision for credit loss in the third and fourth quarters of 2021 is primarily the result of the improvement in economic assumptions used to estimate lifetime credit losses, which have improved but are not yet at pre-pandemic levels, and a decrease in unfunded commitments, off-set partially by a growth in core loans.

•Credit Quality: Nonaccrual loans, net of government guarantees were $10.7 million at December 31, 2021, compared to $10.0 million at December 31, 2020. Net adversely classified loans increased to $13.7 million

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at December 31, 2021, compared to $12.8 million a year ago. Net loan charge-offs were $1.1 million in the fourth quarter of 2021, compared to net loan recoveries of $53,000 in the fourth quarter of 2021.

•Branch Operations: Branch operations have returned to pre-pandemic levels, while a number of customer and employee safety measures continue to be implemented.

•Growth and Paycheck Protection Program:

◦Over the last two years, Northrim funded a total of nearly 5,800 PPP loans totaling $612.6 million to both existing and new customers. Of this amount, 745 loans totaling $33.0 million were originated during the second quarter of 2021 and 2,125 loans totaling $204.0 million were originated during the first quarter of 2021, through the second round of PPP funding. No new PPP loans were originated during the third and fourth quarters of 2021.
◦As of December 31, 2021, the PPP has resulted in 2,343 new customers totaling $62.8 million in non-PPP loans, and $119.0 million in new deposit balances.
◦Management estimates that Northrim funded approximately 24% of the number and 32% of the value of all Alaska PPP second round loans.
◦As of December 31, 2021, Northrim customers had received forgiveness through the SBA on 4,451 PPP loans totaling $491.4 million, of which 1,012 PPP loans totaling $88.4 million were forgiven in the fourth quarter of 2021, and 1,118 PPP loans totaling $102.4 million were forgiven in the third quarter of 2021. Of the PPP loans forgiven in the fourth quarter of 2021, 948 loans totaling $81 million related to the second round of PPP. As of December 31, 2021, approximately 98% of the first round of PPP loans and 56% of the second round of PPP loans have been forgiven.
◦The Company initially utilized the Federal Reserve Bank's Paycheck Protection Program Liquidity Facility to fund PPP loans, but it paid back those funds in full during the second quarter of 2020 and has since funded the SBA PPP loans through core deposits and maturing long-term investments.

•Capital Management: At December 31, 2021, the Company’s tangible common equity to tangible assets* ratio was 8.19% and the capital of Northrim Bank (the "Bank") was well in excess of all regulatory requirements. During the fourth quarter of 2021, the Company repurchased 188,264 shares of common stock under the previously announced share repurchase program, with 33,724 shares remaining of the 313,000 shares authorized for repurchase.

Alaska Economic Update
(Note: sources for information included in this section are included on page 14.)

The Alaska economy showed broad improvements in 2021 as it rebounded from the pandemic lows of 2020. Mark Edwards, EVP Chief Credit Officer and Bank Economist summarizes, “A steady recovery of jobs in nearly every sector resulted from improved independent tourism, rising oil prices, a strong housing market and consumer liquidity from government stimulus programs. We believe that the potential effects of rising interest rates, high inflation, and supply chain disruptions are the most pressing issues at the start of 2022.”

The Alaska Department of Labor ("DOL") has released data through November of 2021. The DOL reports total payroll jobs in Alaska increased 2.4% or 7,200 jobs compared to November of 2020. Tourism related jobs were the hardest hit from travel restrictions and have also been the fastest to recover. According to the DOL, the Leisure and Hospitality sector improved 12.9% between November of 2020 and November of 2021. This is now only 3,700 jobs lower than the total of 31,800 jobs in this sector in November of 2019. Other sectors showing improvement over the last 12 months include Oil & Gas (+9.8%); Trade, Transport, and Utilities (+3.1%); Construction (+2.6%);

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Professional & Business Services (+2.4%) and Health Care (+1.8%). The only private sector to decline year over year was Information with 100 fewer jobs, down 2%. The Government sector was steady at 77,700 jobs. Based on the DOL report, gains in local government employment offset declines in state and federal positions.

Alaska’s Gross State Product (“GSP”) seasonally adjusted at annualized rates for the third quarter of 2021 was $55.5 billion, compared to $49.7 billion in the third quarter of 2020, according to the Federal Bureau of Economic Analysis ("BEA") in a report that was released December 23, 2021. Alaska’s GSP declined 0.6% in the third quarter after increasing 1.8% in the second quarter of 2021.

Alaska’s seasonally adjusted personal income for the third quarter of 2021 was $48.5 billion compared to $46.0 billion seasonally adjusted at annualized rates in the third quarter of 2020, according to the BEA. Alaska’s personal income grew 2.4% in the third quarter of 2021, over the second quarter, primarily due to a $662 million increase in wage earnings. This resulted from inflationary pressure on salaries and an improvement in the total number of jobs. Wage gains more than offset the $413 million decrease in government transfer payments to Alaskans in the third quarter of 2021.

The price of Alaska North Slope crude oil began 2021 averaging $55.56 in January and climbed steadily throughout the year to a monthly average high of $84.36 a barrel in October. The monthly average for December has not yet been posted by the Alaska Department of Revenue, but the daily spot price was $80.13 on December 31, 2021.

Alaska’s home mortgage delinquency and foreclosure levels continue to be better than most of the nation. According to the Mortgage Bankers Association, Alaska’s foreclosure rate improved from 0.63% at the end of 2019 to 0.45% at the end of 2020. The foreclosure rate continued to improve in each of the first three quarters of 2021 to 0.33% in the third quarter of 2021. The comparable national average rate was higher than Alaska at 0.46% in the third quarter of 2021. We believe that the foreclosure rates are somewhat misleading because the recently ended federal moratorium on foreclosure activity on occupied homes led to declining foreclosure numbers, even though job losses strained the economy and borrowers' ability to pay.

The Mortgage Bankers Association survey reported that the percentage of delinquent mortgage loans at the end of 2019 in Alaska was 2.9%. This increased to 6.2% at the end of 2020 after the effects of COVID-19 impacted jobs. In the first quarter of 2021 it improved to 5.4% in Alaska and again in the second quarter to 5.1%. The most recent data available is the third quarter of 2021, which improved to 4.77%. According to the survey, the comparable delinquency rate for the entire country remains higher than Alaska at 5.04% in the third quarter of 2021.

According to the Alaska Multiple Listing Services, the average sales price of a single family home in Anchorage rose 6.9% in 2021 to $424,266. Average sales prices in the Matanuska Susitna Borough rose 15.6% in 2021 to $347,962, continuing a decade of consecutive price gains. These two markets represent where the vast majority of the Bank’s residential lending activity occurs.

The number of housing units sold in Anchorage was up significantly in 2021 by 11% following an increase of 19.6% in 2020, as reported by the Alaska Multiple Listing Services. The Matanuska Susitna Borough also had strong sales activity, up 11.5% in 2021 and 9.7% in 2020.

We believe that the low interest rate environment has been a major factor in the strength of the housing market. According to the Federal Reserve Bank of St. Louis, the average 30 year fixed rate mortgage in the U.S. hit an all-time record low in 2020. Rates began 2020 at 3.7% in the first week of January and fell one percent to 2.7% by the end of the year. Rates began to rise slightly in 2021 and finished the year at 3.11%.

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Northrim Bank sponsors the Alaskanomics blog to provide news, analysis, and commentary on Alaska’s economy. Join the conversation at Alaskanomics.com, or for more information on the Alaska economy, visit: www.northrim.com and click on the “Business Banking” link and then click “Learn.” Information from our website is not incorporated into, and does not form, a part of this earnings release.

Recent Events

In November, 2021, Northrim shared the news of the passing of Michael Martin, EVP, and Chief Operating Officer. Mr. Martin also served as the Bank’s General Counsel and Corporate Secretary and recently celebrated his 10 year anniversary at Northrim. We are grateful to Mr. Martin for his many years of dedicated service to the Bank. He will be remembered for his deep commitment to the company, his customers and the meaningful relationships he formed throughout his career.

Mr. Martin was active in his community, having served as a past-president of Alaska Public Media and was currently on the board of the Anchorage Symphony Orchestra and president of the Alaska Bankers Association. In addition, he taught many courses at Alaska Pacific University, the University of Alaska Anchorage, Pacific Coast Banking School at the University of Washington, and the American Institute of Banking.

“Mike was passionate about his work at the Bank and the many customers and colleagues that he worked with over the years. He will be greatly missed and we send our deepest condolences to his family,” said Schierhorn.

Mr. Martin and his family were also very involved in the Junior Nordic program of the Nordic Skiing Association of Anchorage. In memory of Mr. Martin, Northrim Bank has established the Michael Martin Youth & Sports Development Endowment Fund. The fund is to be used to ensure that the Nordic Skiing Association of Anchorage is able to promote cross country skiing as a health and wellness activity and is made available to children or low-income families and throughout diverse neighborhoods.. For further details or to make a donation to the Michael Martin Youth & Sports Development Endowment Fund, please visit https://alaskacf.org/blog/funds/michael-martin-youth-sport-development-endowment/

Review of Income Statement

Consolidated Income Statement

In the fourth quarter of 2021, Northrim generated a ROAA of 1.23% and a ROAE of 13.14%, compared to 1.40% and 14.47%, respectively, in the third quarter of 2021 and 1.90% and 18.22%, respectively, in the fourth quarter a year ago. Northrim’s ROAE is above peer averages posted by the S&P U.S. Small Cap Bank Index with total market capitalization between $250 million and $1 billion as of September 30, 20211.

Net Interest Income/Net Interest Margin

Net interest income increased 13% to $21.7 million in the fourth quarter of 2021 compared to $19.2 million in the fourth quarter of 2020 and increased 6% compared to $20.4 million in the third quarter of 2021. Interest income benefited from the amortization of PPP loan fees and the full recognition of the deferred PPP loan fees upon forgiveness by the SBA. During the fourth quarter of 2021, Northrim received $88.5 million in loan forgiveness through the SBA, compared to $102.4 million in loan forgiveness during the prior quarter, resulting in total net PPP fee income of $3.6 million and $3.0 million, respectively. As of December 31, 2021, there was $4.5 million of net deferred PPP fee income remaining. For the year 2021, net interest income increased 14% to $80.8 million, compared to $70.7 million for the year 2020.

1As of September 30, 2021, the S&P U.S. Small Cap Bank Index tracked 293 banks with total common market capitalization between $250 million to $1B for the following ratios: NIMTE* of 2.84%. ROAA 1.39%, and ROAE 12.33%.

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NIMTE* was 3.54% in the fourth quarter of 2021 compared to 3.47% in the preceding quarter and 3.96% in the fourth quarter a year ago. “While our liquidity position remains elevated, our NIMTE* improved compared to the prior quarter, reflecting increasing net interest income and strong core loan growth. New core loans that carry a higher interest rate are replacing lower rate PPP loans, which is helping our net interest margin expand,” said Jed Ballard, Chief Financial Officer. “We expect continued net interest margin improvement with increases in interest rates in 2022, as nearly 74% of our loan portfolio has adjusting rates and our large cash position will reprice immediately upon any rate increases. Also notable during the fourth quarter was the impact of SBA PPP loan fees and interest on net interest income, which increased our NIMTE* by 45 basis points during the fourth quarter of 2021 compared to what our NIMTE* would have been if we had not made any SBA PPP loans. The increase from SBA PPP loans this quarter is the result of recognition of fee income on loans that were forgiven,” continued Ballard. NIMTE* continues to be impacted by the increased liquidity Northrim has experienced in conjunction with the SBA PPP loans. Northrim's NIMTE* continues to remain above the peer average posted by the S&P U.S. Small Cap Bank Index with total market capitalization between $250 million and $1 billion as of September 30, 20211.

Provision for Credit Losses

Northrim recorded a benefit to the provision for credit losses of $1.1 million in the fourth quarter of 2021, which includes a $126,000 benefit to the provision for credit losses on unfunded commitments and a benefit of $952,000 for credit losses on loans. This compares to a benefit to the provision for credit losses on loans of $1.1 million in the third quarter of 2021, and a benefit to the provision for credit losses on loans of $599,000 in the fourth quarter a year ago. “The benefit to the provision for credit losses on loans and unfunded commitments during the quarter primarily follows our current assessment of risks associated with the economy and reflects expected lifetime credit losses based upon the conditions that existed as of year-end,” said Ballard. “The ongoing impacts of the CECL methodology will be dependent upon changes in economic conditions and forecasts, as well as loan portfolio composition, quality, and portfolio duration.”

Nonperforming loans, net of government guarantees, decreased during the quarter to $10.7 million at December 31, 2021, compared to $11.5 million at September 30, 2021, and increased compared to $10.0 million at December 31, 2020. The allowance for credit losses was 110% of nonperforming loans, net of government guarantees, at the end of the fourth quarter of 2021, compared to 120% three months earlier and 210% a year ago.

Other Operating Income

In addition to home mortgage lending, Northrim has interests in other businesses that complement its core community banking activities, including purchased receivables financing and wealth management. Other operating income contributed $9.6 million, or 31% of total fourth quarter 2021 revenues, as compared to $12.7 million, or 38% of revenues in the third quarter of 2021, and $17.7 million, or 48% of revenues in the fourth quarter of 2020. The decrease in other operating income in the fourth quarter of 2021 as compared to the fourth quarter a year ago was due primarily to a lower volume of mortgage activity. For the year 2021, other operating income totaled $52.3 million, or 39% of revenues, compared to $63.3 million, or 47% of revenues for the year 2020.

Other notable changes during the quarter include changes in the fair value mark-to-market of the marketable equity securities portfolio, which decreased other income by $128,000 in the fourth quarter of 2021, compared to a $67,000 decrease in the third quarter of 2021 and a $408,000 increase in the fourth quarter of 2020. There was $61,000 in interest rate swap income in the fourth quarter of 2021. This compares to $195,000 in interest rate swap income in the preceding quarter and $206,000 in interest rate swap income in the fourth quarter of 2020 on the execution of interest rate swaps related to the Company's commercial lending operations.

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Other Operating Expenses

Operating expenses were $23.0 million in the fourth quarter of 2021, compared to $22.5 million in the third quarter of 2021, and $24.1 million in the fourth quarter of 2020. “We had the infrastructure and many talented employees in place to facilitate organic growth, and as a result were able expand our client base and our operations without significantly increasing our operating expenses,” said Ballard. For the year 2021, operating expenses were $89.2 million, compared to $89.1 million in 2020.

Income Tax Provision

In the fourth quarter of 2021, Northrim recorded $1.3 million in state and federal income tax expense for an effective tax rate of 13.4%, compared to $2.8 million, or 23.4% in the third quarter of 2021 and $3.3 million, or 24.7% in the fourth quarter a year ago. The decrease in the tax rate in the fourth quarter of 2021 is primarily the result of increased tax benefits related to equity compensation and the Company's investment in low income housing tax credits. For the year 2021, Northrim recorded $10.5 million in state and federal income tax expense, for an effective tax rate of 21.8% compared to $9.6 million and 22.5% in 2020.

Community Banking

“We continue to address the needs of our customers through our Land and Expand efforts, and as a result we are growing our market share across all of our major markets,” said Schierhorn. “To better serve our customers, we opened our second Fairbanks branch during the first quarter of 2021 and in March of 2020 we opened a loan production office in Kodiak, which saw continued growth in 2021. In addition to opening these branches, we hired lenders to these markets over the last two years, who are really contributing to our growth. We are geographically diversified throughout our markets and believe that our expansion into new markets has helped us increase our deposit market share in 2021, based on the most recent data from the FDIC.”

In the recent deposit market share data from the FDIC for the period from June 30, 2020, to June 30, 2021, Northrim’s deposit market share in Alaska increased to $2.2 billion, or 13.00% of total Alaska deposits as of June 30, 2021 from $1.8 billion, or 12.32% of total Alaska deposits as of June 30, 2020. Northrim's deposits grew 24% during this period while total deposits in Alaska were up 18% during the same period.

Net interest income in the Community Banking segment totaled $21.2 million in the fourth quarter of 2021, compared to $19.7 million in the third quarter of 2021 and $18.3 million in the fourth quarter of 2020. Net interest income benefited from $4.0 million of PPP income in the fourth quarter of 2021, and $3.7 million of PPP income in the third quarter of 2021. As of December 31, 2021, there was $4.5 million of unearned loan fees net of costs related to round one and round two PPP loans.

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The following table provides highlights of the Community Banking segment of Northrim:

	Three Months Ended
(Dollars in thousands, except per share data)	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020
Net interest income	$21,150	$19,728	$18,468	$18,734	$18,349
(Benefit) for credit losses	(1,078)	(1,106)	(427)	(1,488)	(599)
Other operating income	2,308	2,765	2,772	2,274	2,921
Other operating expense	15,583	14,849	14,551	13,664	15,536
Income before provision for income taxes	8,953	8,750	7,116	8,832	6,333
Provision for income taxes	1,211	1,955	1,850	1,452	1,303
Net income	$7,742	$6,795	$5,266	$7,380	$5,030
Weighted average shares outstanding, diluted	6,177,766	6,265,602	6,277,265	6,277,177	6,324,461
Diluted earnings per share	$1.25	$1.08	$0.84	$1.18	$0.79

	Year-to-date
(Dollars in thousands, except per share data)	December 31, 2021	December 31, 2020
Net interest income	$78,080	$67,647
(Benefit) provision for credit losses	(4,099)	2,432
Other operating income	10,119	10,693
Other operating expense	58,647	57,614
Income before provision for income taxes	33,651	18,294
Provision for income taxes	6,468	2,694
Net income	$27,183	$15,600
Weighted average shares outstanding, diluted	6,249,313	6,431,367
Diluted earnings per share	$4.35	$2.42

Home Mortgage Lending

“The increased activity in the mortgage market has continued through the fourth quarter of 2021, although normal seasonality factors and lower refinance activity have caused total mortgage volume to decrease compared to the record setting pace of the last several quarters,” said Ballard.

During the fourth quarter of 2021, mortgage loan volume was $247.2 million, of which 70% was for new home purchases, compared to $283.7 million and 77% of loans funded for new home purchases in the third quarter of 2021, and $381.9 million, of which 52% was for new home purchases in the fourth quarter of 2020.

Loan fundings decreased during the fourth quarter of 2021 as compared to the preceding quarter and year-over-year, driven by normal seasonality and lower refinance activity. The net change in fair value of mortgage servicing rights decreased mortgage banking income by $549,000 during the fourth quarter of 2021 and by $1.5 million during the third quarter of 2021, primarily due to the continued refinance of existing mortgages in the servicing portfolio.

“Our mortgage servicing business, which we initiated to service loans primarily for the Alaska Housing Finance Corporation, generated continued growth throughout the quarter, which outweighed the reduction of the refinancing activity,” said Ballard. As of December 31, 2021, Northrim serviced 3,097 loans in its $772.8 million home-mortgage-servicing portfolio, a 3% increase compared to the $750.3 million serviced for the third quarter of 2021, and a 13% increase from the $683.1 million serviced a year ago. Delinquencies in the loan servicing portfolio totaled $20.4 million at December 31, 2021, compared to $31.4 million at December 31, 2020. Mortgage servicing revenue contributed $2.0 million to revenues in the fourth quarter of 2021, compared to $2.4 million in the third quarter of 2021, and $2.5 million in the fourth quarter of 2020. Largely as a result of the COVID-19 pandemic,

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approximately 3% of mortgages serviced were in forbearance as of December 31, 2021, compared to 3% as of September 30, 2021, and 5% as of December 31, 2020.

Total mortgage servicing income fluctuates based on the number of mortgage servicing rights originated during the period and changes in the fair value of those servicing rights. The fair value of mortgage servicing rights is driven by interest rate volatility and the number of serviced mortgages that pay off during the period, as well as fluctuations in estimated prepayment speeds based on published industry metrics. The change in the fair value of mortgage servicing rights was a decrease of $549,000 for the fourth quarter of 2021, compared to a decrease of $1.5 million for the third quarter of 2021 and a decrease of $1.2 million for the fourth quarter of 2020.

The following table provides highlights of the Home Mortgage Lending segment of Northrim:

	Three Months Ended
(Dollars in thousands, except per share data)	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020
Mortgage commitments	$81,617	$169,436	$173,994	$181,417	$150,276
Mortgage loans funded for sale	$247,249	$283,660	$286,314	$300,963	$381,942
Mortgage loan refinances to total fundings	30%	23%	31%	60%	48%
Mortgage loans serviced for others	$772,764	$750,327	$713,926	$682,827	$683,117

Net realized gains on mortgage loans sold	$7,214	$7,957	$9,470	$11,795	$15,557
Change in fair value of mortgage loan commitments, net	(1,687)	533	(427)	98	(2,724)
Total production revenue	5,527	8,490	9,043	11,893	12,833
Mortgage servicing revenue	1,975	2,449	2,452	2,152	2,510
Change in fair value of mortgage servicing rights:
Due to changes in model inputs of assumptions[1]	(89)	(928)	16	(180)	(410)
Other[2]	(460)	(530)	(583)	(829)	(783)
Total mortgage servicing revenue, net	1,426	991	1,885	1,143	1,317
Other mortgage banking revenue	316	412	432	586	661
Total mortgage banking income	$7,269	$9,893	$11,360	$13,622	$14,811

Net interest income	$560	$704	$724	$759	$875
Mortgage banking income	7,269	9,893	11,360	13,622	14,811
Other operating expense	7,416	7,685	7,785	7,663	8,611
Income before provision for income taxes	413	2,912	4,299	6,718	7,075
Provision for income taxes	41	830	1,220	1,917	2,005
Net income	$372	$2,082	$3,079	$4,801	$5,070

Weighted average shares outstanding, diluted	6,177,766	6,265,602	6,277,265	6,277,177	6,324,461
Diluted earnings per share	$0.06	$0.34	$0.49	$0.76	$0.80
1Principally reflects changes in discount rates and prepayment speed assumptions, which are primarily affected by changes in interest rates.
2Represents changes due to collection/realization of expected cash flows over time.

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	Year-to-date
(Dollars in thousands, except per share data)	December 31, 2021	December 31, 2020
Mortgage loans funded for sale	$1,118,186	$1,295,411
Mortgage loan refinances to total fundings	37%	50%

Net realized gains on mortgage loans sold	$36,436	$46,258
Change in fair value of mortgage loan commitments, net	(1,483)	2,253
Total production revenue	34,953	48,511
Mortgage servicing revenue	9,028	7,514
Change in fair value of mortgage servicing rights:
Due to changes in model inputs of assumptions[1]	(1,181)	(2,701)
Other[2]	(2,402)	(2,855)
Total mortgage servicing revenue, net	5,445	1,958
Other mortgage banking revenue	1,746	2,166
Total mortgage banking income	$42,144	$52,635

Net interest income	$2,747	$3,018
Mortgage banking income	42,144	52,635
Other operating expense	30,549	31,500
Income before provision for income taxes	14,342	24,153
Provision for income taxes	4,008	6,865
Net income	$10,334	$17,288

Weighted average shares outstanding, diluted	6,249,313	6,431,367
Diluted earnings per share	$1.65	$2.69
1Principally reflects changes in discount rates and prepayment speed assumptions, which are primarily affected by changes in interest rates.
2Represents changes due to collection/realization of expected cash flows over time.

Balance Sheet Review

Northrim’s total assets increased to $2.72 billion at December 31, 2021, up 4% from the preceding quarter and up 28% from a year ago. Northrim’s loan-to-deposit ratio was 58% at December 31, 2021, down from 63% at September 30, 2021, and 79% at December 31, 2020.

Liquidity levels are at record highs with interest bearing deposits in other banks at $625.0 million, representing 24% of interest-earning assets as of December 31, 2021, compared to 5% at December 31, 2020.

Average interest-earning assets were $2.45 billion in the fourth quarter of 2021, up 4% from $2.35 billion in the third quarter of 2021 and up 26% from $1.94 billion in the fourth quarter a year ago. The average yield on interest-earning assets was 3.67% in the fourth quarter of 2021, up from 3.62% in the preceding quarter and down from 4.24% in the fourth quarter a year ago.

Average investment securities increased to $432.3 million in the fourth quarter of 2021, compared to $389.6 million in the third quarter of 2021 and $231.9 million in the fourth quarter a year ago. The average net tax equivalent yield on the securities portfolio was 1.17% for the fourth quarter of 2021, down from 1.20% in the preceding quarter and down from 1.73% in the year ago quarter. The average estimated duration of the investment portfolio at December 31, 2021, was four years. “The average duration in our investment securities portfolio has increased over the last couple of years as a result of lower interest rates, however, given our liquidity, we still have flexibility to deploy short-term funds into higher earning assets should rates rise over the next one to two years,” said Ballard.

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“Core loan growth was solid during the quarter, with $48.4 million in new loans, excluding PPP loans. Additionally, new core loan growth was geographically diversified across all of our markets throughout the state. The total loan portfolio balance was reduced due to $88.5 million in PPP loan forgiveness during the quarter. However, much of the loan production during the past several quarters resulted from new customers we obtained through the PPP process, and we believe that the loan pipeline remains strong.” At December 31, 2021, commercial loans represented 37% of total loans, PPP loans represented 9% of total loans, commercial real estate owner occupied loans comprised 15% of total loans, commercial real estate non-owner occupied loans comprised 28% of total loans, and construction loans made up 8% of total loans. Portfolio loans were $1.41 billion at December 31, 2021, down 3% from the preceding quarter and down 2% from a year ago. Portfolio loans excluding the impact from PPP were $1.30 billion at December 31, 2021, up 4% from the preceding quarter and up 14% from a year ago. Average portfolio loans in the fourth quarter of 2021 were $1.41 billion, which was down 4% from the preceding quarter and down 5% from a year ago. Yields on average portfolio loans in the fourth quarter of 2021 increased to 5.75% from 5.19% in the third quarter of 2021 and 5.00% in the fourth quarter of 2020.

Alaskans continue to account for substantially all of Northrim’s deposit base, which is primarily made up of low-cost transaction accounts. Total deposits were $2.42 billion at December 31, 2021, up 5% from $2.30 billion at September 30, 2021, and up 33% from $1.82 billion a year ago. Demand deposits increased 38% year-over-year to $887.8 million at December 31, 2021. Average interest-bearing deposits were up 6% to $1.46 billion with an average cost of 0.16% in the fourth quarter of 2021, compared to $1.38 billion and an average cost of 0.19% in the third quarter of 2021, and up 28% compared to $1.14 billion and an average cost of 0.40% in the fourth quarter of 2020.

“We continue to attract new customers through our outreach in the community, with a large portion of our deposit and loan growth coming from the over 2,300 new customers we gained from helping with PPP lending,” said Schierhorn. “The Land and Expand program is working with $62.8 million or 42% of our core loan growth and $119 million or 20% of our deposit growth, coming from new customers obtained from our PPP efforts as of December 31, 2021. The investments in our people, products and services have allowed us to attract a broader customer base and convert new PPP customers into full banking relationships.”

Shareholders’ equity was $237.8 million, or $39.54 per share, at December 31, 2021, compared to $242.5 million, or $39.25 per share, at September 30, 2021 and $221.6 million, or $35.45 per share, a year ago. Tangible book value per share* was $36.88 at December 31, 2021, compared to $36.66 at September 30, 2021, and $32.88 per share a year ago. Northrim continues to maintain capital levels in excess of the requirements to be categorized as “well-capitalized” with Tier 1 Capital to Risk Adjusted Assets of 14.08% at December 31, 2021, compared to 14.17% at September 30, 2021, and 14.20% at December 31, 2020.

Asset Quality

“While we are encouraged with the overall performance in the loan portfolio, we remain cautious. With a few of the industries that have been hardest hit, particularly tourism and hospitality, we continue to maintain elevated credit monitoring structures,” said Ballard.

Nonperforming assets ("NPAs") net of government guarantees were $15.0 million at December 31, 2021, down from $16.1 million at September 30, 2021 and from $16.3 million a year ago. Of the NPAs at December 31, 2021, $8.8 million, or 59% are nonaccrual loans related to seven commercial relationships. One of these relationships, which totaled $1.1 million at December 31, 2021, is a business in the medical industry.

Net adversely classified loans were $13.7 million at December 31, 2021, as compared to $17.4 million at September 30, 2021, and $12.8 million a year ago. Net loan charge-offs were $1.1 million in the fourth quarter of 2021,

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compared to net loan recoveries of $39,000 in the third quarter of 2021, and net loan recoveries of $53,000 in the fourth quarter of 2020. Adversely classified loans are loans that Northrim has classified as substandard, doubtful, and loss, net of government guarantees. As of December 31, 2021, $11.6 million, or 84% of net adversely classified loans are attributable to ten relationships with seven loans to commercial businesses, one loan to a medical business, and two loans to oilfield services commercial businesses.

Performing restructured loans that were not included in nonaccrual loans at December 31, 2021, net of government guarantees were $773,000, down from $796,000 three months earlier and down from $832,000 a year ago. Borrowers who are in financial difficulty and who have been granted concessions that may include interest rate reductions, term extensions, or payment alterations are categorized as restructured loans, unless it is the result of the COVID-19 global pandemic. The Company presents restructured loans that are performing separately from those that are classified as nonaccrual to provide more information on this category of loans and to differentiate between accruing performing and nonperforming restructured loans.

Excluding SBA PPP loans, Northrim had $117.0 million, or 9% of total portfolio loans, in the healthcare sector; $94.4 million, or 7% of portfolio loans, in the tourism sector; $59.6 million, or 5% of portfolio loans, in the aviation (non-tourism) sector; $55.8 million, or 4% in the fishing sector; $54.1 million, or 4% in the accommodations sector; $46.6 million, or 4% in the restaurants and breweries sector; and $31.9 million, or 2% in retail loans as of December 31, 2021.

Northrim estimates that $63.6 million, or approximately 5% of portfolio loans excluding SBA PPP loans, had direct exposure to the oil and gas industry in Alaska, as of December 31, 2021, and $4.3 million of these loans are adversely classified. As of December 31, 2021, Northrim has an additional $66.4 million in unfunded commitments to companies with direct exposure to the oil and gas industry in Alaska, and none of these unfunded commitments are considered to be adversely classified loans. Northrim defines direct exposure to the oil and gas sector as loans to borrowers that provide oilfield services and other companies that have been identified as significantly reliant upon activity in Alaska related to the oil and gas industry, such as lodging, equipment rental, transportation and other logistics services specific to this industry.

About Northrim BanCorp

Northrim BanCorp, Inc. is the parent company of Northrim Bank, an Alaska-based community bank with 17 branches in Anchorage, the Matanuska Valley, Soldotna, Juneau, Fairbanks, Ketchikan, and Sitka, and a loan production office in Kodiak, serving 90% of Alaska’s population; and an asset based lending division in Washington; and a wholly-owned mortgage brokerage company, Residential Mortgage Holding Company, LLC. The Bank differentiates itself with its detailed knowledge of Alaska’s economy and its “Customer First Service” philosophy. Pacific Wealth Advisors, LLC is an affiliated company of Northrim BanCorp.

www.northrim.com

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Forward-Looking Statement
This release may contain “forward-looking statements” as that term is defined for purposes of Section 21E of the Securities Exchange Act of 1934, as amended. These statements are, in effect, management’s attempt to predict future events, and thus are subject to various risks and uncertainties. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. All statements, other than statements of historical fact, regarding our financial position, business strategy, management’s plans and objectives for future operations, and statements related to the expected or potential impact of the novel coronavirus (COVID-19) pandemic and the related responses of the government are forward-looking statements.  When used in this report, the words “anticipate,” “believe,” “estimate,” “expect,” and “intend” and words or phrases of similar meaning, as they relate to Northrim and its management are intended to help identify forward-looking statements.  Although we believe that management’s expectations as reflected in forward-looking statements are reasonable, we cannot assure readers that those expectations will prove to be correct.  Forward looking statements, whether concerning the COVID-19 pandemic and the government responses related thereto or otherwise, are subject to various risks and uncertainties that may cause our actual results to differ materially and adversely from our expectations as indicated in the forward-looking statements.  These risks and uncertainties include: the uncertainties relating to the impact of COVID-19 on the Company's credit quality, business, operations and employees; governmental changes impacting the regulatory landscape, natural resource extraction industries, capital markets, and the response to and management of the COVID-19 pandemic, including the effectiveness of previously-enacted fiscal stimulus from the federal government; the timing of PPP loan forgiveness; the impact of potential increases in interest rates, inflation, supply-chain constraints, trade policies and tensions, including tariffs, and potential geopolitical instability; our ability to maintain strong asset quality and to maintain or expand our market share or net interest margins; and our ability to execute our business plan.  Further, actual results may be affected by our ability to compete on price and other factors with other financial institutions; customer acceptance of new products and services; the regulatory environment in which we operate; and general trends in the local, regional and national banking industry and economy as those factors relate to our cost of funds and return on assets.  In addition, there are risks inherent in the banking industry relating to collectability of loans and changes in interest rates.  Many of these risks, as well as other risks that may have a material adverse impact on our operations and business, are identified in the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, and from time to time are disclosed in our other filings with the Securities and Exchange Commission.  However, you should be aware that these factors are not an exhaustive list, and you should not assume these are the only factors that may cause our actual results to differ from our expectations. These forward-looking statements are made only as of the date of this release, and Northrim does not undertake any obligation to release revisions to these forward-looking statements to reflect events or conditions after the date of this release.

References:

www.sba.gov/ak

https://www.bea.gov/

http://almis.labor.state.ak.us/

http://www.tax.alaska.gov/programs/oil/prevailing/ans.aspx

http://www.tax.state.ak.us/

www.mba.org

https://www.alaskarealestate.com/MLSMember/RealEstateStatistics.aspx

https://fred.stlouisfed.org/series/MORTGAGE30US

https://www.sba.gov/document/report-paycheck-protection-program-weekly-reports-2021

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Income Statement
(Dollars in thousands, except per share data)	Three Months Ended			Year-to-date
(Unaudited)	December 31,	September 30,	December 31,	December 31,	December 31,
	2021	2021	2020	2021	2020
Interest Income:
Interest and fees on loans	$20,954	$19,900	$19,587	$79,241	$71,091
Interest on investments	1,322	1,233	967	4,918	5,400
Interest on deposits in banks	199	149	25	447	225
Total interest income	22,475	21,282	20,579	84,606	76,716
Interest Expense:
Interest expense on deposits	582	667	1,144	3,077	5,279
Interest expense on borrowings	183	183	211	702	772
Total interest expense	765	850	1,355	3,779	6,051
Net interest income	21,710	20,432	19,224	80,827	70,665

(Benefit) provision for credit losses	(1,078)	(1,106)	(599)	(4,099)	2,432
Net interest income after provision (benefit) for
loan losses	22,788	21,538	19,823	84,926	68,233

Other Operating Income:
Mortgage banking income	7,269	9,893	14,811	42,144	52,635
Bankcard fees	892	878	743	3,389	2,837
Purchased receivable income	622	530	538	2,259	2,650
Unrealized gain (loss) on marketable equity securities	(128)	(67)	408	(101)	61
Service charges on deposit accounts	354	345	300	1,297	1,102
Interest rate swap income	61	195	206	452	949
Gain on sale of securities	—	36	—	67	98
Other income	507	848	726	2,756	2,996
Total other operating income	9,577	12,658	17,732	52,263	63,328

Other Operating Expense:
Salaries and other personnel expense	15,011	15,756	16,826	60,412	61,137
Data processing expense	2,128	2,198	2,015	8,567	7,668
Occupancy expense	1,842	1,707	1,701	7,078	6,624
Marketing expense	1,132	533	739	2,741	2,320
Professional and outside services	832	703	951	2,801	3,157
Insurance expense	628	322	300	1,593	1,228
Intangible asset amortization expense	10	9	12	37	48
OREO expense, net rental income and gains on sale	(65)	(378)	(250)	(432)	(242)
Other operating expense	1,481	1,684	1,853	6,399	7,174
Total other operating expense	22,999	22,534	24,147	89,196	89,114

Income before provision for income taxes	9,366	11,662	13,408	47,993	42,447
Provision for income taxes	1,252	2,785	3,308	10,476	9,559
Net income	$8,114	$8,877	$10,100	$37,517	$32,888

Basic EPS	$1.33	$1.43	$1.61	$6.07	$5.18
Diluted EPS	$1.31	$1.42	$1.59	$6.00	$5.11
Weighted average shares outstanding, basic	6,100,160	6,196,260	6,245,254	6,180,801	6,354,687
Weighted average shares outstanding, diluted	6,177,766	6,265,602	6,324,461	6,249,313	6,431,367

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Balance Sheet
(Dollars in thousands)
(Unaudited)	December 31,	September 30,	December 31,
	2021	2021	2020

Assets:
Cash and due from banks	$20,805	$34,216	$23,304
Interest bearing deposits in other banks	625,022	458,063	92,661
Investment securities available for sale, at fair value	426,684	379,122	247,633
Investment securities held to maturity	20,000	20,000	10,000
Marketable equity securities, at fair value	8,420	8,551	9,052
Investment in Federal Home Loan Bank stock	3,107	3,110	2,551
Loans held for sale	73,650	106,224	146,178
Portfolio loans	1,413,886	1,450,657	1,444,050
Allowance for credit losses, loans	(11,739)	(13,816)	(21,136)
Net portfolio loans	1,402,147	1,436,841	1,422,914
Purchased receivables, net	6,987	20,118	13,922
Mortgage servicing rights, at fair value	13,724	13,080	11,218
Other real estate owned, net	5,638	5,912	7,289
Premises and equipment, net	37,164	37,610	38,102
Operating lease right-of-use assets	11,001	11,371	12,440
Goodwill and intangible assets	16,009	16,019	16,046
Other assets	54,361	59,709	68,488
Total assets	$2,724,719	$2,609,946	$2,121,798

Liabilities:
Demand deposits	$887,824	$868,810	$643,825
Interest-bearing demand	692,683	644,035	459,095
Savings deposits	348,164	330,465	308,725
Money market deposits	314,996	278,529	237,705
Time deposits	177,964	174,702	175,631
Total deposits	2,421,631	2,296,541	1,824,981
Other borrowings	14,508	14,605	14,817
Junior subordinated debentures	10,310	10,310	10,310
Operating lease liabilities	10,965	11,334	12,378
Other liabilities	29,488	34,682	37,737
Total liabilities	2,486,902	2,367,472	1,900,223

Shareholders' Equity:
Total shareholders' equity	237,817	242,474	221,575
Total liabilities and shareholders' equity	$2,724,719	$2,609,946	$2,121,798

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Additional Financial Information
(Dollars in thousands)
(Unaudited)

Composition of Portfolio Loans
	December 31, 2021		September 30, 2021		June 30, 2021		March 31, 2021		December 31, 2020
	Balance	% of total	Balance	% of total	Balance	% of total	Balance	% of total	Balance	% of total
Commercial loans	$521,785	37%	$498,585	34%	$476,900	31%	$449,153	30%	$469,540	33%
SBA Payment Protection loans	122,729	9%	211,449	14%	311,971	21%	414,381	26%	310,518	21%
CRE owner occupied loans	220,367	15%	206,756	14%	190,880	13%	178,476	11%	163,597	11%
CRE nonowner occupied loans	402,879	28%	405,666	28%	373,325	25%	368,145	23%	355,694	24%
Construction loans	121,104	8%	106,020	7%	115,917	8%	121,943	8%	118,782	8%
Consumer loans	36,565	3%	37,044	3%	36,420	2%	34,603	2%	37,654	3%
Subtotal	1,425,429		1,465,520		1,505,413		1,566,701		1,455,785
Unearned loan fees, net	(11,543)		(14,863)		(17,445)		(17,777)		(11,735)
Total portfolio loans	$1,413,886		$1,450,657		$1,487,968		$1,548,924		$1,444,050

Composition of Deposits
	December 31, 2021		September 30, 2021		June 30, 2021		March 31, 2021		December 31, 2020
	Balance	% of total	Balance	% of total	Balance	% of total	Balance	% of total	Balance	% of total
Demand deposits	$887,824	37%	$868,810	38%	$798,231	37%	$762,793	37%	$643,825	35%
Interest-bearing demand	692,683	29%	644,035	28%	582,669	27%	524,373	26%	459,095	25%
Savings deposits	348,164	14%	330,465	14%	322,645	15%	325,625	16%	308,725	17%
Money market deposits	314,996	13%	278,529	12%	258,116	12%	253,934	12%	237,705	13%
Time deposits	177,964	7%	174,702	8%	184,777	9%	184,592	9%	175,631	10%
Total deposits	$2,421,631		$2,296,541		$2,146,438		$2,051,317		$1,824,981

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Additional Financial Information
(Dollars in thousands)
(Unaudited)

Asset Quality	December 31,	September 30,	December 31,
	2021	2021	2020
Nonaccrual loans	$11,650	$12,493	$11,120
Loans 90 days past due and accruing	—	—	449
Total nonperforming loans	11,650	12,493	11,569
Nonperforming loans guaranteed by government	(978)	(1,017)	(1,521)
Net nonperforming loans	10,672	11,476	10,048
Other real estate owned	5,638	5,912	7,289
Repossessed assets	—	—	231
Other real estate owned guaranteed by government	(1,279)	(1,279)	(1,279)
Net nonperforming assets	$15,031	$16,109	$16,289
Nonperforming loans, net of government guarantees / portfolio loans	0.75%	0.79%	0.70%
Nonperforming loans, net of government guarantees / portfolio loans,
net of government guarantees	0.88%	0.97%	0.92%
Nonperforming assets, net of government guarantees / total assets	0.55%	0.62%	0.77%
Nonperforming assets, net of government guarantees / total assets
net of government guarantees	0.60%	0.69%	0.92%

Performing restructured loans	$3,291	$2,382	$2,355
Performing restructured loans guaranteed by government	(2,518)	(1,586)	(1,523)
Net performing restructured loans	$773	$796	$832
Nonperforming loans plus performing restructured loans, net of government
guarantees	$11,445	$12,272	$10,880
Nonperforming loans plus performing restructured loans, net of government
guarantees / portfolio loans	0.81%	0.85%	0.75%
Nonperforming loans plus performing restructured loans, net of government
guarantees / portfolio loans, net of government guarantees	0.94%	1.03%	0.99%
Nonperforming assets plus performing restructured loans, net of government
guarantees / total assets	0.58%	0.65%	0.81%
Nonperforming assets plus performing restructured loans, net of government
guarantees / total assets, net of government guarantees	0.63%	0.72%	0.97%

Adversely classified loans, net of government guarantees	$13,739	$17,360	$12,768
Special mention loans, net of government guarantees	$22,110	$15,151	$19,063
Loans 30-89 days past due and accruing, net of government guarantees /
portfolio loans	—%	0.03%	0.05%
Loans 30-89 days past due and accruing, net of government guarantees /
portfolio loans, net of government guarantees	—%	0.04%	0.07%

Allowance for credit losses / portfolio loans	0.83%	0.95%	1.46%
Allowance for credit losses / portfolio loans, net of government guarantees	0.97%	1.16%	1.93%
Allowance for credit losses / nonperforming loans, net of government
guarantees	110%	120%	210%

Gross loan charge-offs for the quarter	$1,179	$—	$11
Gross loan recoveries for the quarter	($53)	($39)	$64
Net loan (recoveries) charge-offs for the quarter	$1,126	($39)	($53)
Net loan (recoveries) charge-offs year-to-date	$1,107	($19)	$384
Net loan (recoveries) charge-offs for the quarter / average loans, for the quarter	0.08%	0.00%	—%
Net loan (recoveries) charge-offs year-to-date / average loans,
year-to-date annualized	0.07%	—%	0.03%

Northrim BanCorp Earns $8.1 Million, or $1.31 per Diluted Share in 4Q21
January 28, 2022
19 of 24

Additional Financial Information
(Dollars in thousands)
(Unaudited)

Nonperforming Assets Rollforward
				Writedowns	Transfers to	Transfers to
	Balance at September 30, 2021	Additions this quarter	Payments this quarter	/Charge-offs this quarter	OREO/ REPO	Performing Status this quarter	Sales this quarter	Balance at December 31, 2021
Commercial loans	$7,950	$1,049	($681)	($1,179)	$—	$—	$—	$7,139
Commercial real estate	4,239	—	(118)	—	—	—	—	4,121
Construction loans	109	—	—	—	—	—	—	109
Consumer loans	195	90	(4)	—	—	—	—	281
Non-performing loans guaranteed by government	(1,017)	—	39	—	—	—	—	(978)
Total non-performing loans	11,476	1,139	(764)	(1,179)	—	—	—	10,672
Other real estate owned	5,912	—	—	—	—	—	(274)	5,638
Repossessed assets	—	—	—	—	—	—	—	—
Nonperforming purchased
receivables	—	—	—	—	—	—	—	—
Other real estate owned guaranteed
by government	(1,279)	—	—	—	—	—	—	(1,279)
Total non-performing assets,
net of government guarantees	$16,109	$1,139	($764)	($1,179)	$—	$—	($274)	$15,031

The following table details loan charge-offs, by industry:

Loan Charge-offs by Industry
	Three Months Ended
	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020
Charge-offs:
Plastic material and resin manufacturing	$—	$—	$—	$150	$—
Aircraft parts and auxiliary equipment manufacturing	185	—	110	13	—
Offices of physicians	—	—	—	—	11
Amusement and recreational activities	9	—	—	—	—
Scenic and sightseeing transportation	416	—	—	—	—
Site preparation contractors	224	—	—	—	—
Specialized freight trucking, long-distance	345	—	—	—	—
Total charge-offs	$1,179	$—	$110	$163	$11

Northrim BanCorp Earns $8.1 Million, or $1.31 per Diluted Share in 4Q21
January 28, 2022
20 of 24

Additional Financial Information
(Dollars in thousands)
(Unaudited)

Average Balances, Yields, and Rates
	Three Months Ended
	December 31, 2021		September 30, 2021		December 31, 2020
		Average		Average		Average
	Average	Tax Equivalent	Average	Tax Equivalent	Average	Tax Equivalent
	Balance	Yield/Rate	Balance	Yield/Rate	Balance	Yield/Rate
Assets
Interest bearing deposits in other banks	$521,930	0.15%	$390,004	0.15%	$84,872	0.12%
Portfolio investments	432,330	1.17%	389,631	1.20%	231,867	1.73%
Loans held for sale	81,859	2.82%	99,716	2.92%	135,776	2.79%
Portfolio loans	1,410,597	5.75%	1,469,072	5.19%	1,489,029	5.00%
Total interest-earning assets	2,446,716	3.67%	2,348,423	3.62%	1,941,544	4.24%
Nonearning assets	173,149		170,317		175,413
Total assets	$2,619,865		$2,518,740		$2,116,957

Liabilities and Shareholders' Equity
Interest-bearing deposits	$1,457,202	0.16%	$1,380,461	0.19%	$1,140,327	0.40%
Borrowings	24,879	2.90%	24,962	2.89%	24,819	3.35%
Total interest-bearing liabilities	1,482,081	0.20%	1,405,423	0.24%	1,165,146	0.46%

Noninterest-bearing demand deposits	852,405		826,941		679,924
Other liabilities	40,459		42,923		51,363
Shareholders' equity	244,920		243,453		220,524
Total liabilities and shareholders' equity	$2,619,865		$2,518,740		$2,116,957
Net spread		3.47%		3.38%		3.78%
NIM		3.52%		3.45%		3.94%
NIMTE*		3.54%		3.47%		3.96%
Cost of funds		0.13%		0.15%		0.29%
Average portfolio loans to average
interest-earning assets	57.65%		62.56%		76.69%
Average portfolio loans to average total deposits	61.08%		66.55%		81.80%
Average non-interest deposits to average
total deposits	36.91%		37.46%		37.35%
Average interest-earning assets to average
interest-bearing liabilities	165.09%		167.10%		166.64%

The components of the change in NIMTE* are detailed in the table below:

	4Q21 vs. 3Q21	4Q21 vs. 4Q20
Nonaccrual interest adjustments	0.07%	0.14%
Impact of SBA Paycheck Protection Program loans	0.18%	0.38%
Interest rates and loan fees	(0.01)%	(0.10)%
Volume and mix of interest-earning assets and liabilities	(0.17)%	(0.84)%
Change in NIMTE*	0.07%	(0.42)%

Northrim BanCorp Earns $8.1 Million, or $1.31 per Diluted Share in 4Q21
January 28, 2022
21 of 24

Additional Financial Information
(Dollars in thousands)
(Unaudited)

Average Balances, Yields, and Rates
	Year-to-date
	December 31, 2021		December 31, 2020
		Average		Average
	Average	Tax Equivalent	Average	Tax Equivalent
	Balance	Yield/Rate	Balance	Yield/Rate
Assets
Interest bearing deposits in other banks	$311,536	0.14%	$66,260	0.46%
Portfolio investments	369,172	1.27%	247,384	2.26%
Loans held for sale	101,752	2.80%	105,287	3.05%
Portfolio loans	1,478,318	5.18%	1,339,908	5.08%
Total interest-earning assets	2,260,778	3.76%	1,758,839	4.40%
Nonearning assets	171,821		177,208
Total assets	$2,432,599		$1,936,047

Liabilities and Shareholders' Equity
Interest-bearing deposits	$1,340,988	0.23%	$1,040,606	0.51%
Borrowings	24,993	2.79%	35,918	2.13%
Total interest-bearing liabilities	1,365,981	0.28%	1,076,524	0.56%

Noninterest-bearing demand deposits	784,092		597,610
Other liabilities	43,312		50,192
Shareholders' equity	239,214		211,721
Total liabilities and shareholders' equity	$2,432,599		$1,936,047
Net spread		3.48%		3.84%
NIM		3.58%		4.02%
NIMTE*		3.60%		4.05%
Cost of funds		0.18%		0.36%
Average portfolio loans to average interest-earning assets	65.39%		76.18%
Average portfolio loans to average total deposits	69.57%		81.79%
Average non-interest deposits to average total deposits	36.90%		36.48%
Average interest-earning assets to average interest-bearing liabilities	165.51%		163.38%

The components of the change in NIMTE* are detailed in the table below:

YTD21 vs.YTD20
Nonaccrual interest adjustments	0.03%
Impact of SBA Paycheck Protection Program loans	0.27%
Interest rates and loan fees	(0.27)%
Volume and mix of interest-earning assets and liabilities	(0.48)%
Change in NIMTE*	(0.45)%

Northrim BanCorp Earns $8.1 Million, or $1.31 per Diluted Share in 4Q21
January 28, 2022
22 of 24

Additional Financial Information
(Dollars in thousands, except per share data)
(Unaudited)

Capital Data (At quarter end)
	December 31, 2021	September 30, 2021	December 31, 2020
Book value per share	$39.54	$39.25	$35.45
Tangible book value per share*	$36.88	$36.66	$32.88
Total shareholders' equity/total assets	8.73%	9.29%	10.44%
Tangible Common Equity/Tangible Assets*	8.19%	8.73%	9.76%
Tier 1 Capital / Risk Adjusted Assets	14.08%	14.17%	14.20%
Total Capital / Risk Adjusted Assets	14.79%	15.00%	15.46%
Tier 1 Capital / Average Assets	9.03%	9.48%	10.25%
Shares outstanding	6,014,813	6,177,300	6,251,004
Unrealized gain on AFS debt securities, net of income taxes	($2,722)	($272)	$1,260
Unrealized (loss) on derivatives and hedging activities, net of income taxes	($684)	($644)	($1,242)

Profitability Ratios
	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020
For the quarter:
NIM	3.52%	3.45%	3.48%	3.90%	3.94%
NIMTE*	3.54%	3.47%	3.50%	3.92%	3.96%
Efficiency ratio	73.48%	68.07%	67.00%	60.24%	65.31%
Return on average assets	1.23%	1.40%	1.42%	2.25%	1.90%
Return on average equity	13.14%	14.47%	14.26%	21.40%	18.22%

	December 31, 2021	December 31, 2020
Year-to-date:
NIM	3.58%	4.02%
NIMTE*	3.60%	4.05%
Efficiency ratio	66.99%	66.47%
Return on average assets	1.54%	1.70%
Return on average equity	15.68%	15.53%

Northrim BanCorp Earns $8.1 Million, or $1.31 per Diluted Share in 4Q21
January 28, 2022
23 of 24

*Non-GAAP Financial Measures
(Dollars and shares in thousands, except per share data)
(Unaudited)

Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited. Although we believe these non-GAAP financial measures are frequently used by stakeholders in the evaluation of the Company, they have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of results as reported under GAAP.

Net interest margin on a tax equivalent basis

Net interest margin on a tax equivalent basis ("NIMTE") is a non-GAAP performance measurement in which interest income on non-taxable investments and loans is presented on a tax equivalent basis using a combined federal and state statutory rate of 28.43% in both 2021 and 2020. The most comparable GAAP measure is net interest margin and the following table sets forth the reconciliation of NIMTE to net interest margin.

	Three Months Ended
	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020
Net interest income	$21,710	$20,432	$19,192	$19,493	$19,224
Divided by average interest-bearing assets	2,446,716	2,348,423	2,215,256	2,027,142	1,941,544
Net interest margin ("NIM")[2]	3.52%	3.45%	3.48%	3.90%	3.94%

Net interest income	$21,710	$20,432	$19,192	$19,493	$19,224
Plus: reduction in tax expense related to
tax-exempt interest income	131	126	121	111	122
	$21,841	$20,558	$19,313	$19,604	$19,346
Divided by average interest-bearing assets	2,446,716	2,348,423	2,215,256	2,027,142	1,941,544
NIMTE[2]	3.54%	3.47%	3.50%	3.92%	3.96%

	Year-to-date
	December 31, 2021	December 31, 2020
Net interest income	$80,827	$70,665
Divided by average interest-bearing assets	2,260,778	1,758,839
Net interest margin ("NIM")[3]	3.58%	4.02%

Net interest income	$80,827	$70,665
Plus: reduction in tax expense related to
tax-exempt interest income	489	613
	$81,316	$71,278
Divided by average interest-bearing assets	2,260,778	1,758,839
NIMTE[3]	3.60%	4.05%

2Calculated using actual days in the quarter divided by 365 for the quarter ended in 2021 and 366 for quarters ended in 2020.

3Calculated using actual days in the year divided by 365 for year-to-date period in 2021 and 366 for year-to-date period in 2020.

Northrim BanCorp Earns $8.1 Million, or $1.31 per Diluted Share in 4Q21
January 28, 2022
24 of 24

*Non-GAAP Financial Measures
(Dollars and shares in thousands, except per share data)
(Unaudited)

Tangible Book Value

Tangible book value is a non-GAAP measure defined as shareholders' equity, less intangible assets, divided by common shares outstanding. The most comparable GAAP measure is book value per share and the following table sets forth the reconciliation of tangible book value per share and book value per share.

	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020

Total shareholders' equity	$237,817	$242,474	$237,218	$231,452	$221,575
Divided by common shares outstanding	6,015	6,177	6,207	6,207	6,251
Book value per share	$39.54	$39.25	$38.22	$37.29	$35.45

	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020

Total shareholders' equity	$237,817	$242,474	$237,218	$231,452	$221,575
Less: goodwill and intangible assets	16,009	16,019	16,028	16,037	16,046
	$221,808	$226,455	$221,190	$215,415	$205,529
Divided by common shares outstanding	6,015	6,177	6,207	6,207	6,251
Tangible book value per share	$36.88	$36.66	$35.64	$34.71	$32.88

Tangible Common Equity to Tangible Assets

Tangible common equity to tangible assets is a non-GAAP ratio that represents total equity less goodwill and intangible assets divided by total assets less goodwill and intangible assets. The most comparable GAAP measure of shareholders' equity to total assets is calculated by dividing total shareholders' equity by total assets and the following table sets forth the reconciliation of tangible common equity to tangible assets and shareholders' equity to total assets.

Northrim BanCorp, Inc.	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020

Total shareholders' equity	$237,817	$242,474	$237,218	$231,452	$221,575
Total assets	2,724,719	2,609,946	2,453,567	2,351,243	2,121,798
Total shareholders' equity to total assets	8.73%	9.29%	9.67%	9.84%	10.44%

Northrim BanCorp, Inc.	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020
Total shareholders' equity	$237,817	$242,474	$237,218	$231,452	$221,575
Less: goodwill and other intangible assets, net	16,009	16,019	16,028	16,037	16,046
Tangible common shareholders' equity	$221,808	$226,455	$221,190	$215,415	$205,529

Total assets	$2,724,719	$2,609,946	$2,453,567	$2,351,243	$2,121,798
Less: goodwill and other intangible assets, net	16,009	16,019	16,028	16,037	16,046
Tangible assets	$2,708,710	$2,593,927	$2,437,539	$2,335,206	$2,105,752
Tangible common equity ratio	8.19%	8.73%	9.07%	9.22%	9.76%

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Note Transmitted on GlobeNewswire on January 28, 2022, at 12:15 pm Alaska Standard Time.